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OWOSSO CORPORATION
EXHIBIT 11
COMPUTATION OF PER SHARE EARNINGS
--------------------------------------------------------------------------------------------------------------
                                                         1999            1998                1997
BASIC:

Net income (loss) available for common stockholders   $  682,000      $ (368,000)         $1,504,000
                                                      ----------      ----------          ----------

Weighted average number of
    common shares outstanding                          5,826,000       5,813,000           5,809,000
                                                      ----------      ----------          ----------

Basic income (loss) per common share                  $     0.12      $    (0.06)         $     0.26
                                                      ----------      ----------          ----------

DILUTED:

Net income (loss) available for common stockholders   $  682,000      $ (368,000)         $1,504,000
                                                      ----------      ----------          ----------

Weighted average number of
    common shares outstanding                          5,826,000       5,813,000           5,809,000

Diluted effect of stock options                           26,000              --              18,000
                                                      ----------      ----------          ----------
Weighted average number of shares outstanding          5,852,000       5,813,000           5,827,000
                                                      ----------      ----------          ----------

Diluted income (loss) per common share                $     0.12      $    (0.06)         $     0.26
                                                      ----------      ----------          ----------
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